Exhibit (d)(3)

EXECUTION VERSION

J. ERIC PIKE

TAKUAN, LLC

JOE B./ANNE A. PIKE GENERATION SKIPPING TRUST

August 4, 2014

Pioneer Parent, Inc.

c/o Court Square Capital Partners

55 East 52nd Street, 34th Floor

New York, NY 10055

Attention:   Kevin Brown

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and between Pioneer Parent, Inc., a Delaware corporation (“Buyer”), Pioneer Merger Sub, Inc., a North Carolina corporation (“Merger Sub”), and Pike Corporation, a North Carolina Corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

1. Commitment. This letter (the “Letter Agreement”) will confirm for the benefit of Buyer, the commitment of Takuan, LLC, a North Carolina limited liability company (“Takuan”), the Joe B./Anne A. Pike Generation Skipping Trust (the “Trust” and together with Takuan, the “Entities”) and J. Eric Pike (the “Individual” and together with the Entities, the “Undersigned”), to subscribe for Class L and Class A common stock of Buyer (“Subscribed Shares”) for aggregate consideration consisting of (a) the number of Shares set forth on Schedule A (the “Committed Shares”) and (b) proceeds from the Merger with an aggregate value as set forth on Schedule A (the “Committed Proceeds”); provided, however, that the Undersigned shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Buyer other than the contribution of the Committed Shares and Committed Proceeds; provided, further, that in the event the aggregate Merger Consideration, as the same exists as of the date hereof pursuant to the Merger Agreement, is reduced (pursuant to one or more amendments, restatements or other modifications to the Merger Agreement) by less than

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five percent (5%), the Undersigned, in their sole discretion, may elect (by delivery of written notice to Buyer not later than three (3) Business Days prior to the consummation of the Merger in accordance with the terms of the Merger Agreement) to reduce the aggregate consideration represented by the Committed Shares and the Committed Proceeds which is subject to the Commitment (as defined below) by a percentage up to, but which does not exceed, such percentage reduction in the aggregate Merger Consideration. The value of the Committed Shares and Committed Proceeds shall be used to purchase the Subscribed Shares at the same per share price and in the same proportions as the Equity Investors are acquiring Class L and Class A common stock of Buyer. The obligation of the Undersigned to fund the Committed Shares and Committed Proceeds (the “Commitment”) is subject to (i) the terms of this Letter Agreement and (ii) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement. It is understood and agreed that the Individual shall be permitted to reduce the number of his Committed Shares and/or the amount of his Committed Proceeds as the Individual may determine in his sole discretion (provided that the Individual elects, by delivery of written notice to Buyer, to make such reduction not later than three (3) Business Days prior to the consummation of the Merger in accordance with the terms of the Merger Agreement), so long as in connection therewith either or both of the Entities elects (by delivery of contemporaneous written notice to Buyer) to increase the number of its Committed Shares by the number necessary, after giving effect to such election by the Individual and such election by such Entity, to render the collective aggregate value of the Committed Shares and the Committed Proceeds, when viewed immediately prior to giving effect to such election by the Individual and such election by such Entity, unchanged.

2. Investor Agreements. At or prior to the Effective Time and contingent upon the Equity Investors’ funding of the amounts set forth in the Equity Commitment Letters, (a) the Individual shall enter into an employment agreement, in a form reasonably satisfactory to the Individual, containing the terms set forth in the Term Sheet attached as Exhibit A hereto, (b) the Undersigned shall enter into a securityholders’ agreement, in a form reasonably satisfactory to the Undersigned, containing the terms set forth in the Term Sheet attached as Exhibit A hereto, (c) the Undersigned shall enter into a rollover contribution agreement, in a form reasonably satisfactory to the Undersigned, with respect to acquisition of Class L and Class A common stock of Buyer in exchange for the Committed Shares and the Committed Proceeds and (d) the Undersigned shall enter into such other ancillary agreements, in forms reasonably satisfactory to the Undersigned, as Buyer may reasonably request.

3. Representations and Warranties. Each Entity represents and warrants to Buyer that it is a duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to execute and deliver this Letter Agreement and to fulfill and perform its obligations hereunder. Each of the Individual, the Trust and Takuan represents and warrants to Buyer that: (a) he or it has the requisite capacity and authority to execute and deliver this Letter Agreement and to fulfill and perform his or its obligations hereunder; (b) this Letter

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Agreement has been duly and validly executed and delivered by him or it and, assuming that this Letter Agreement constitutes the valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of him or it enforceable by Buyer against him or it in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceabilty is considered in a proceeding in equity or at law); (c) he or it is the record and beneficial owner of the Committed Shares identified with respect to him or it (as set forth on Schedule A) or as reallocated pursuant to the last sentence of Section 1 of this Letter Agreement, free and clear of any Lien (other than those arising under this Letter Agreement and/or under the Voting Agreement), and has full and unrestricted power to dispose of all of such Committed Shares as contemplated by this Letter Agreement without the consent or approval of, or any other action on the part of, any other Person; (d) other than any filing by him or it with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Letter Agreement by him or it, the consummation by him or it of the transactions contemplated hereby or compliance by him or it with any of the provisions hereof (i) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by him or it (other than any consent, permit, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby or the ability of him or it to observe and perform his or its obligations hereunder (it being understood that this representation does not relate to the requirements of the Company under the Merger Agreement), (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which he or it is a party or by which he or it or any of the Committed Shares identified with respect to him or it (as set forth on Schedule A) may be bound or affected (except as does not and could not reasonably be expected to impair or delay his or its ability to perform his or its obligations hereunder), (iii) violates any law or order or judgment of any Governmental Entity applicable to him or it or the Committed Shares identified with respect to him or it (as set forth on Schedule A) (except as does not and could not reasonably be expected to impair or delay his or its ability to perform his or its obligations hereunder), or (iv) results in a Lien upon any of the Committed Shares identified with respect to him or it (as set forth on Schedule A) (other than any Lien arising under this Letter Agreement); and (e) except to the extent that any of the provisions of the Voting Agreement reflect any such inconsistency, he or it has not entered into any share disposition, commitment or other agreement or arrangement that is inconsistent with this Letter Agreement (including, without limitation, the Commitment described herein). Each of the Individual, the Trust and Takuan covenants and agrees that from and after the date hereof and for so long as this Letter Agreement remains in effect, the Individual, the Trust and Takuan shall not take or omit to take any action that would or would cause or result in any of the foregoing representations and warranties to become untrue; provided, however, that notwithstanding the foregoing, the terms of this Letter

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Agreement shall not prohibit the Undersigned from entering into or conducting negotiations or discussions with any third party in respect of, or in connection with, an Acquisition Proposal and/or a Superior Proposal with regard to potential agreements or arrangements pertaining to the disposition or commitment by the Undersigned of any of the Undersigned’s Shares in connection with such Acquisition Proposal and/or Superior Proposal, so long as the Undersigned do not enter into any legally binding agreement or arrangement with respect to the same until termination of this Letter Agreement in accordance with its terms.

4. Termination. This Letter Agreement is effective as of the date hereof and will terminate, and none of Buyer or the Undersigned shall have any rights or obligations hereunder, upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time of the Merger; and (c) the delivery of written notice from the Undersigned to Buyer terminating this Letter Agreement in the event that the aggregate Merger Consideration, as the same exists as of the date hereof pursuant to the Merger Agreement, is reduced (pursuant to one or more amendments, restatements or other modifications to the Merger Agreement) in the aggregate by five percent (5%) or more (provided that such written notice to Buyer must be delivered by the Undersigned not more than ten (10) days following the effective date of such reduction in the aggregate Merger Consideration).

5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of the State of New York. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Charlotte, North Carolina. Each party hereto agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, as may be amended from time to time, and, if a party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Letter Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5, (b) any claim that it or its property is

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exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Letter Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7 of this Letter Agreement.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION.

6. Assignment; Amendment and Waiver. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer or the Undersigned. Any provisions hereof for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party or parties waiving compliance. This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7. Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, as follows (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to Buyer:

Pioneer Parent, Inc.

c/o Court Square Capital Partners III, L.P.

55 East 52nd Street, 34th Floor

New York, NY 10055

Attn: Kevin Brown

Fax: (212) 752-5809

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with a copy (which shall not constitute notice to Buyer) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Geraldine A. Sinatra

Fax: (215) 994-2222

If to the Individual:

J. Eric Pike

—

—

Fax: (336) 719-4229

with a copy (which shall not constitute notice to the Individual) to:

Rayburn Cooper & Durham, P.A.

227 West Trade Street, Suite 1200

Charlotte, NC 28202

Attn: C. Richard Rayburn, Jr.

Fax: (704) 377-1897

If to Takuan:

Takuan, LLC

—

—

Attn: Manager

Fax: (336) 719-4229

with a copy (which shall not constitute notice to Takuan) to:

Rayburn Cooper & Durham, P.A.

227 West Trade Street, Suite 1200

Charlotte, NC 28202

Attn: C. Richard Rayburn, Jr.

Fax: (704) 377-1897

If to the Trust:

Joe B./Anne A. Pike Generation Skipping Trust

—

—

Attn: Trustee

Fax: (336) 719-4229

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with a copy (which shall not constitute notice to the Trust) to:

Rayburn Cooper & Durham, P.A.

227 West Trade Street, Suite 1200

Charlotte, NC 28202

Attn: C. Richard Rayburn, Jr.

Fax: (704) 377-1897

Any such notice shall be effective (a) if delivered personally, when received (with written confirmation of receipt), (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) upon transmission by facsimile if a customary confirmation of delivery is received during normal business hours and, if not, the next Business Day after confirmation of delivery is received.

8. Tax-Free Exchange. The parties hereto intend for the contribution of the Committed Shares and the Committed Proceeds by the Undersigned to be treated as a rollover or other tax-free exchange (to the extent of stock received) under the Internal Revenue Code of 1986, as amended, and will treat such contribution as such for all tax purposes unless otherwise required by applicable law.

9. Complete Agreement. This Letter Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10. Third Party Beneficiaries. This Letter Agreement is not intended and shall not be deemed to confer any benefits, rights or remedies upon any Person other than Buyer (and, as applicable, the Undersigned). This Letter Agreement may only be enforced by Buyer (and, as applicable, the Undersigned). None of the Company’s creditors or Buyer’s creditors nor any Person other than Buyer (and, as applicable, the Undersigned) shall have any right to enforce this Letter Agreement or to cause Buyer to enforce this Letter Agreement.

11. Headings. The headings contained in this Letter Agreement are for reference only and shall not affect in any way the meaning and interpretation of this Letter Agreement.

12. Confidentiality. Neither Buyer, the Individual, the Trust, Takuan nor any of their respective representatives or Affiliates shall disclose to any third party the terms or existence of this Letter Agreement without the written consent of the other parties, except to the Company and its Affiliates and Representatives, the lenders utilized in connection with this transaction and as otherwise required by law or legal process.

[Signature Page Follows]

Very truly yours,

/s/ J. Eric Pike
J. ERIC PIKE

TAKUAN, LLC

By:	/s/ J. Eric Pike
Name:	J. Eric Pike
Title:	Manager

JOE B. / ANNE A. PIKE GENERATION SKIPPING TRUST

By:	/s/ J. Eric Pike
Name:	J. Eric Pike
Title:	Trustee

[Signatures continued on next page]

[Signature Page to Rollover Equity Commitment Letter]

Acknowledged and Agreed

as of the Date First Above Written

PIONEER PARENT, INC.

By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Secretary

[Signature Page to Rollover Equity Commitment Letter]

Schedule A

Commitment

(a) 27,555 Shares held in the name of J. Eric Pike with an aggregate value at the Merger Consideration of $330,660.

(b) 1,549,253 Shares held in the name of Takuan with an aggregate value at the Merger Consideration of $18,591,036.

(c) 67,467 Shares held in the name of the Trust with an aggregate value at the Merger Consideration of $809,604.

(d) Proceeds in connection with the Merger with respect to the disposition of Company Restricted Shares and Company RSU Awards held in the name of J. Eric Pike with an aggregate value at the Merger Consideration of $1,078,308.

Exhibit A

SUMMARY EQUITY TERM SHEET

J. ERIC PIKE

PROJECT PIONEER

Potential Investment In NewCo Acquisition Corp.

This term sheet summarizes certain principal terms with respect to a potential investment by J. Eric Pike (“JEP”), the largest individual shareholder of Pike Electric Corporation (“Pike”), certain of JEP’s affiliates and trusts, and certain other members of Pike’s current management team, into Newco Acquisition Corp. (the “Company”). The Company will be an entity newly-formed by Court Square Capital Partners for the purpose of completing the potential acquisition (the “Acquisition”) of Pike. The terms summarized herein are subject to the consummation of the Acquisition. This term sheet is an expression of intention only. No legally binding obligations on any parties will be created until appropriate documents in final form are executed regarding the subject matter of this term sheet and containing all other essential terms of an agreed upon transaction.

The Company:	A corporation formed under the laws of the State of Delaware.

Investors:	Funds related to Court Square (“Court Square”), JEP and certain current stock and option holders of Pike (“Management Investors”)

Company

Securities:	Class L Common Stock (“Class L Shares”):
Accretion of 10% per annum “yield,” accruing daily and compounded semi-

annually on initial purchase price

$1.00 per share residual equity value, after $10.00 per share and any unpaid yield is distributed to Class L Share holders

Entitled to one vote per share

Class A Common Stock (“Class A Shares”):
$1.00 per share
Participates with the residual equity portion of the Class L Shares, pro rata
Entitled to one vote per share
Class L Shares and Class A Shares vote together as a single class

Transaction:	Court Square Investment:

•	An equity investment of approximately $200 million.

JEP and Management Investors Investment:

•	Rollover: JEP and Management Investors will be able to contribute a portion of their equity securities (including any vested RSAs, all of which vest, under the terms of Pike’s current incentive plans, upon change of control) of Pike in exchange for Class L Shares and/or Class A shares of the Company at the same price per share as Court Square using the transaction price as the value of rolled equity shares.

•	Investment of Option Proceeds: To the extent JEP and Management Investors intend to invest option proceeds, JEP and such Management Investors will be able to contribute the after-tax cash proceeds of their in-the-money Pike options (all of which vest, under the terms of Pike’s current incentive plans, upon change of control) to the Company in exchange for Class L Shares and/or Class A Shares.

The Company shall prepare a private placement memorandum and take other steps necessary to qualify the offering of the Class L Shares and the Class A Shares for a registration exemption under Rule 506 of Regulation D such that the individuals eligible to participate in such offering is approximately 15 to 20 persons, irrespective of an individual’s possible status as a non-accredited investor.

New Option Plan:	The Company will create a new option plan to be comprised of Class A Shares constituting approximately 3% of the fully-diluted residual equity at the closing of the Acquisition. The strike price of the options will decrease over time (to a minimum of the issue price of the Class A Shares) in order to provide that they are in-the-money after Court Square receives a 2x return on their Class L Shares. Options will vest 20% per year over a 5 year period on the annual anniversary of their grant. Options will fully vest upon a change of control of the Company.

Promote:	The total Class A Shares allocated to JEP and the Management Investors will be approximately 7% of the residual equity after the Class L Shares have received 100% of the preferential distributions owed to them.

Vesting Provisions: All purchased Class L Shares (whether newly purchased for cash or through the Rollover) to be fully vested with no repurchase rights.

All Class A Shares are subject to 5-year time vesting. Vesting shares will vest 20% per year on the annual anniversary of their grant. All Class A Shares will fully vest upon a change of control of the Company.

JEP and Management Investors will be required to make an election with respect to their Class A Shares under §83(b) of the Internal Revenue Code to be treated as the owner of the Class A Shares for tax purposes notwithstanding any risk of forfeiture with respect to such Shares. The Company, JEP and the Management Investors will agree to report the value of the Class A Shares upon the purchase date to be equal to the purchase price for such shares for purposes of §83(b).

Repurchase Option:	If an Executive ceases to be employed by the Company, the Executive’s Class A Shares will be subject to a cash repurchase option (not mandatory) by the Company and Court Square. Repurchased shares will be available for reissuance to management. The purchase price of the Shares is as follows:

Class A Shares
	Vested Shares	Unvested Shares
Termination with Cause or Resignation without Good Reason All other terminations	Lower of FMV or Cost	Lower of FMV or Cost
	FMV	Lower of FMV or Cost

If JEP’s employment ends for any reason other than a termination for Cause (for this purpose “Cause” shall not include a crime that constitutes only a misdemeanor) or resignation without Good Reason, JEP shall have option to sell to the Company, at a price per share equal to their FMV as of the time of cessation of employment, up to 50% of the Class L Shares and Class A Shares issued to JEP at the closing of the Acquisition, but in no event shall the Company be required to purchase Class L Shares and Class A Shares for an aggregate purchase price in excess of $10 million. The Company shall only be required to purchase Class A Shares to the extent they are then vested. The Company shall not be required to purchase the same to the extent (but only to the extent) doing so is then prohibited under its credit agreement, but if at any point in the future such prohibition is no longer in force, the Company shall then repurchase such shares to the fullest extent it is not prohibited from doing so by the terms of the credit agreement.

Fair Market Value

(“FMV”):	Will be determined in good faith by the Board of Directors of the Company; provided, that FMV will be determined based upon a third party valuation (conducted by a well recognized independent valuation firm) with respect to repurchases of shares of JEP that represent more than 10% of the Shares issued to JEP at the closing of the Acquisition (with such valuation being conducted at the Company’s expense and with such valuation being subject to a customary dispute resolution mechanism in the event JEP disputes the valuation assigned). In no event shall the FMV valuation take into account any discounts for lack of control (i.e., such determination must assume an arms’-length disposition of all of the Company’s equity interests and application of the proceeds in accordance with the liquidation priorities set forth in the Company’s charter).

Restriction on Transfer:	The Shares may not be transferred except to “Permitted Transferees.” Permitted Transferees will take the Shares subject to any restrictions applicable to the transferor. In addition, the Shares will be transferable (i) in connection with Court Square’s exercise of its Drag-Along Right, (ii) in connection with an investor’s exercise of its Tag-Along Right, (iii) pursuant to Registration Rights, and (iv) in sales under Rule 144 or Rule 144A following the expiration of the lock-up in connection with Company’s initial public offering for each of the next three years in amount equal to the greater of (a) 33% of such stockholders’ holdings and (b) the percentage of such stockholder’s holdings equal to the percentage sold by Court Square in such year.

Drag-Along Right:	All of the Shares will be subject to a customary drag-along provision giving Court Square the right to cause a sale or recapitalization of the Company. In the event of an Approved Sale (approved by Court Square), each Management Investor will (i) consent and raise no objections, (ii) waive any dissenters rights and (iii) agree to sell its Shares on the same terms and conditions of the Approved Sale.

Tag-Along Rights:	From and after 180 days following closing of the Acquisition, if Court Square sells any of its then outstanding Shares and as a result of such sale would own less than 95% of the Class L Shares held by it on the 180th day following the closing of the Acquisition, other investors will have the right to tag along pro-rata in the sale at the same price and on the same terms (with respect to Class L Shares and vested Class A Shares based on the value implied in liquidation of the shares by the price being paid for the Class L Shares).

Preemptive Rights:	JEP and Management Investors will have preemptive rights on future equity issuances based on their percentage ownership of the Shares, subject to customary exceptions.

Registration Rights:	Court Square will have certain demand registration rights obligating the Company to register its Shares.

Piggyback Registration

Rights:	All investors will have certain rights to piggyback on the registration of Shares by the Company.

Board Composition:	Court Square will be entitled to appoint three members of the Board of Directors of the Company. JEP will serve as Chairman of the Board of Directors so long as he is CEO of the Company and shall have the right to appoint himself to the Board of Directors for as long as he is the holder of not less than 5% of the voting power of the Company.

Non-Compete/

Non-Solicit:	It shall be a condition precedent of each securityholder (other than Court Square) who purchases Shares (either through the Rollover or with cash) that such securityholder agree to a non-compete and non-solicit with the Company for a period of one year following the date of cessation of their employment.

Stockholders Agreement:	The Company’s stockholders agreement will contain certain voting agreements and other customary provisions in addition to those set forth above.

J. Eric Pike Employment Agreement Terms

Title:	Chairman and CEO reporting directly to the Board.

Term:	One year, with a daily “evergreen” renewal feature.

Salary:	Salary of $780,000. Salary will be reviewed annually by the compensation committee of the Board (or the Board if there is no compensation committee). During employment, there shall be no reductions in base salary, as adjusted.

Bonus:	Bonus opportunity of up to 100% of Salary.

Definition of Cause:	(i) Felony or misdemeanor involving dishonesty or moral turpitude, (ii) willful misconduct or gross negligence in the performance of his duties or (iii) material breach of the employment agreement, each of which will be subject to a 30-day cure period.

Definition of Good Reason:	(i) Assignment of duties inconsistent with those described in the employment agreement, (ii) reduction or material adverse interference with duties, (iii) material adverse change in duties or (iv) involuntary required relocation of at least 50 miles from existing employment location. Pike will have a 30 day period in which to cure these events.

Severance:	JEP will be entitled to 24 months of base salary in cash plus continued benefits.

280G Cutback:	To the extent Mr. Pike would otherwise receive payments that would trigger an excise tax, JEP will receive $1 less than the amount that would trigger such excise tax if he would be better off on an after-tax basis by being cut back.

Non-compete/Non-solicit:	JEP will be subject to a 24 month non-compete and a 24 month non-solicitation. The scope of such restrictions will be substantially similar to those in his existing employment agreement.

Fringe Benefits:	All present fringe benefits and perquisites presently received by JEP in his current employment will remain in place.

Indemnification

and Insurance:	JEP will be entitled to the indemnification, advancement, and Directors & Officers liability insurance coverage generally provided to the Company’s directors and officers.

*        *        *         *